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 Press Release
 For immediate release

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Invesco Ltd. Announces September 30, 2012
Assets Under Management

Invesco Relations Contact: Jordan Krugman  404-439-4605
Media Relations Contact: Graham Galt  404-439-3070

Atlanta, October 9, 2012 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $683.0 billion, an increase of 2.0% month over month. The increase was due to positive market returns, total net inflows, and positive foreign exchange.  FX increased AUM $2.2 billion in the month.  During the month, the company had long-term net inflows in passive AUM while active long-term flows were flat.  Preliminary total average assets for the quarter through September 30 were $667.9 billion, and preliminary average active assets for the quarter through September 30 were $554.3 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
September 30, 2012(a)	$683.0	$300.6	$167.0	$57.9	$73.2(b)	$84.3
August 31, 2012	$669.7	$295.2	$163.1	$55.5	$71.5	$84.4
July 31, 2012	$659.5	$288.6	$159.7	$53.4	$71.8	$86.0
June 30, 2012	$646.6	$283.8	$155.6	$51.5	$71.0	$84.7
Active (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
September 30, 2012(a)	$565.1	$241.4	$129.4	$57.9	$73.2(b)	$63.2
August 31, 2012	$553.8	$236.6	$126.5	$55.5	$71.5	$63.7
July 31, 2012	$548.3	$232.8	$124.3	$53.4	$71.8	$66.0
June 30, 2012	$539.0	$229.2	$121.7	$51.5	$71.0	$65.6
Passive (C)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives
September 30, 2012(a)	$117.9	$59.2	$37.6	$0.0	$0.0	$21.1
August 31, 2012	$115.9	$58.6	$36.6	$0.0	$0.0	$20.7
July 31, 2012	$111.2	$55.8	$35.4	$0.0	$0.0	$20.0
June 30, 2012	$107.6	$54.6	$33.9	$0.0	$0.0	$19.1

(a)    Preliminary – subject to adjustment.
(b)	Preliminary - ending money market AUM includes $69.3 billion in institutional money market AUM and $3.9 billion in retail money market AUM
(c)	Passive AUM includes ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM is total AUM less Passive AUM.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

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